SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
              the Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant |X|
Filed by a Party other than the Registrant |_|

Check the appropriate box:

|_|   Preliminary Proxy Statement
|_|   Confidential, for Use of the Commission Only
      (as permitted by Rule 14a-6(e)(2)
|X|   Definitive Proxy Statement
|_|   Definitive Additional Materials
|_|   Soliciting Material Pursuant to ss.240.14a-11(c) or ss.240.14a-12

                                  COPART, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

                                 Not Applicable
--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

|X|   No Fee Required

|_|   Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

      1.    Title of each class of securities to which transaction applies:

            --------------------------------------------------------------------

      2.    Aggregate number of securities to which transaction applies:

            --------------------------------------------------------------------

      3. Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

            --------------------------------------------------------------------

      4.    Proposed maximum aggregate value transaction:

            --------------------------------------------------------------------

      5.    Total fee paid:

            --------------------------------------------------------------------

|_|   Fee paid previously with preliminary materials.

|_| Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration number, or the Form or Schedule and the date of its filing.

      1.    Amount previously paid:

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      2.    Form, Schedule or Registration Statement No.:

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      3.    Filing Party:

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      4.    Date Filed:

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

                                     [LOGO]

                                  COPART, INC.

                                October 31, 2000

Dear Shareholder:

      You are cordially invited to attend the 2000 Annual Meeting of Shareholders of Copart, Inc. (the "Company") to be held on Tuesday, December 5, 2000 at 9:00 a.m., at the Company's corporate headquarters located at 5500 E. Second Street, Benicia, California 94510 (see directions on Page 14 of proxy statement). The formal Notice of Annual Meeting of Shareholders and Proxy Statement accompanying this letter describes the business to be acted upon.

      Please sign and return your Proxy now whether or not you plan to attend the meeting. If you attend the meeting, you may still vote in person even if you have previously returned a signed proxy.

                                             Sincerely,


                                             /s/ Willis J. Johnson

                                             WILLIS J. JOHNSON
                                             Chief Executive Officer

                             YOUR VOTE IS IMPORTANT

IN ORDER TO ENSURE THAT YOUR SHARES WILL BE REPRESENTED AT THE ANNUAL MEETING IN THE EVENT YOU ARE NOT PERSONALLY PRESENT, PLEASE DATE, SIGN AND RETURN PROMPTLY THE ENCLOSED PROXY IN THE ENVELOPE PROVIDED. EXECUTION OF THE PROXY WILL NOT AFFECT YOUR RIGHT TO VOTE IN PERSON IF YOU ARE PRESENT AT THE MEETING.

                                     [LOGO]

                                  COPART, INC.

                              --------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                         To Be Held on December 5, 2000

                              --------------------

To the Shareholders:

      NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders (the "Annual Meeting") of Copart, Inc. (the "Company") will be held on Tuesday, December 5, 2000 at 9:00 a.m., pacific standard time, at the Company's corporate headquarters located at 5500 E. Second Street, Benicia, California 94510 for the following purposes:

      (1) To elect seven Directors of the Company for the ensuing year or until their successors have been duly elected and qualified;

      (2) To ratify the selection of KPMG LLP as independent auditors for the Company for fiscal year 2001;

      (3) To transact such other business as may properly come before the meeting or any adjournment(s) thereof.

      The Board of Directors has fixed the close of business on October 17, 2000, as the record date for determining shareholders entitled to notice of, and to vote at, the Annual Meeting. The stock transfer books will not be closed between the record date and the date of the Annual Meeting.

      Please read carefully the following Proxy Statement which describes the matters to be voted upon at the Annual Meeting, and then complete, sign and return your Proxy as promptly as possible. Should you receive more than one Proxy because your shares are registered in different names and addresses, each Proxy should be signed and returned to ensure that all your shares will be voted. If you attend the Annual Meeting and vote by ballot, your Proxy will be revoked automatically and only your vote at the Annual Meeting will be counted.

                                             Sincerely,


                                             /s/ Willis J. Johnson

                                             WILLIS J. JOHNSON
                                             Chief Executive Officer

Benicia, California
October 31, 2000

                                  COPART, INC.
                              5500 E. Second Street
                            Benicia, California 94510

                                 PROXY STATEMENT

                              --------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                         To Be Held on December 5, 2000

                              --------------------

                                     GENERAL

      The enclosed proxy is solicited on behalf of the Board of Directors of Copart, Inc., a California corporation (the "Company"), for use at the Annual Meeting of Shareholders to be held on Tuesday, December 5, 2000 (the "Annual Meeting"). The Annual Meeting will be held at 9:00 a.m., pacific standard time, at the Company's corporate headquarters located at 5500 E. Second Street, Benicia, California. Shareholders of record at the close of business on October 17, 2000 (the "Record Date") will be entitled to notice of and to vote at the Annual Meeting. The Company's principal executive offices are located at 5500 E. Second Street, Benicia, CA 94510. The Company's telephone number at that address is (707) 748-5000.

      The Proxy Statement and accompanying proxy (the "Proxy") and Notice of Annual Meeting were mailed to shareholders on or about October 31, 2000. A copy of the Company's Annual Report for the fiscal year ended July 31, 2000 accompanies this Proxy Statement.

Record Date, Voting and Share Ownership

      On October 17, 2000, the record date (the "Record Date") for determination of shareholders entitled to vote at the Annual Meeting, there were 54,555,094 shares of Common Stock outstanding held by approximately 556 shareholders of record. No shares of the Company's Preferred Stock are outstanding. Every shareholder voting in the election of directors may cumulate such shareholder's votes and give one candidate a number of votes equal to the number of directors to be elected (seven) multiplied by the number of shares held by such shareholder as of the Record Date, or distribute such number of votes on the same principle among as many candidates as the shareholder thinks fit, provided that votes cannot be cast for more than the number of candidates to be elected. However, no shareholder shall be entitled to cumulate votes for a candidate unless such candidate's name has been placed in nomination prior to the voting and the shareholder, or any other shareholder, has given notice at the meeting prior to the voting of the intention to cumulate votes. On all other matters, each share has one vote. Approval of the Board's decision to retain KPMG LLP as independent auditors for fiscal year 2001 will be decided by the affirmative vote of a majority of the shares present or represented and entitled to vote on such matters. Abstentions with respect to any matter are treated as shares present or represented at the Annual Meeting and entitled to vote on that matter and thus have the same effect as negative votes. If shares are not voted by the broker who is the record holder of the shares, or if shares are not voted in other circumstances in which proxy authority is defective or has been withheld with respect to any matter, these non-voted shares are not deemed to be present or represented for purposes of determining whether shareholder approval of that matter has been obtained, although they are deemed to be present for purposes of establishing a quorum for the transaction of business.

Revocability of Proxies

      If you are unable to attend the Annual Meeting, you may vote by Proxy. The enclosed Proxy is solicited by the Company's Board of Directors and, when returned properly completed, will be voted as you direct your Proxy.

Unless otherwise instructed in the Proxy, the proxy holder will vote the Proxies received by them FOR each of the two proposals described herein.

      Any person giving a Proxy has the power to revoke it at any time before its exercise. It may be revoked by filing with Paul A. Styer, Senior Vice President, General Counsel and Secretary of the Company at the Company's principal executive offices, Copart, Inc., 5500 E. Second Street, Benicia, California 94510, a notice of revocation or another signed Proxy with a later date. You may also revoke your Proxy by attending the Annual Meeting and voting in person.

Solicitation

      The Company will bear the entire cost of solicitation, including the preparation, assembly, printing and mailing of this Proxy Statement, the Proxy and any additional soliciting materials furnished to shareholders. Copies of solicitation materials will be furnished to brokerage houses, fiduciaries, and custodians holding shares in their names that are beneficially owned by others so that they may forward this solicitation material to such beneficial owners. In addition, the Company may reimburse such persons for their costs in forwarding the solicitation materials to such beneficial owners. The original solicitation of proxies by mail may be supplemented by solicitation by telephone, telegram, facsimile or other means by Directors, officers, employees or agents of the Company. No compensation will be paid to these individuals for any such services. Except as described above, the Company does not presently intend to solicit proxies other than by mail.

Deadline for Receipt of Shareholder Proposals for 2001 Meeting

      Shareholders are entitled to present proposals for action at forthcoming shareholder meetings of the Company if they comply with the requirements of the appropriate proxy rules promulgated by the Securities and Exchange Commission (the "SEC"). Proposals of shareholders of the Company that are intended to be presented by such shareholders at the Company's 2001 Annual Meeting of Shareholders must be received by the Company at its principal executive offices no later than July 3, 2001, in order that they may be considered for inclusion in the proxy statement and form of proxy relating to that meeting. Shareholders interested in submitting such a proposal are advised to retain knowledgeable legal counsel with regard to the detailed requirements of the applicable securities laws. The timely submission of a shareholder proposal to the Company does not guarantee that it will be included in the Company's applicable proxy statement.

      The Proxy card attached hereto and which is to be used in connection with the Company's current 2000 Annual Meeting grants the proxy holders discretionary authority to vote on any matter otherwise properly raised at such Annual Meeting. The Company presently intends to use a similar form of proxy card for its 2001 Annual Meeting of Shareholders. If the Company is not notified at its principal executive offices of a shareholder proposal at least 45 days prior to the one year anniversary of the mailing of this Proxy Statement, then the proxy holders for the Company's 2001 Annual Meeting of Shareholders will have the discretionary authority to vote against any such shareholder proposal if it is properly raised at such annual meeting, even though such shareholder proposal is not discussed in the Company's proxy statement related to that shareholder meeting.

                   MATTERS TO BE CONSIDERED AT ANNUAL MEETING
                      PROPOSAL ONE -- ELECTION OF DIRECTORS

      One of the purposes of the Annual Meeting is to elect directors to hold office until the next annual meeting or until their respective successors are elected and have been qualified. The number of authorized Directors is currently seven. The Board of Directors has selected the seven nominees listed below for election as Directors. Each person nominated for election has agreed to serve if elected and Management has no reason to believe that any nominee will be unavailable to serve. Unless otherwise instructed in the Proxy, the proxy holders will vote the Proxies received by them FOR the nominees named below. The seven candidates receiving the highest number of affirmative votes of the shares entitled to vote at the Annual Meeting will be elected Directors of the Company.

      The Board of Directors recommends that the shareholders vote FOR the election of each of the following nominees to serve as Directors of the Company for the ensuing year until the next Annual Meeting or until their successors are elected and qualified.

Nominees

      Set forth below is information regarding the nominees, all of whom are currently directors of the Company, including information furnished by them as to principal occupations, certain other directorships held by them, any arrangements pursuant to which they were or are selected as Directors or nominees and their ages as of the Record Date:

Name                              Age     Principal Occupation
----                              ---     --------------------

Willis J. Johnson (1)(2) .....    53      Chief Executive Officer of the Company

A. Jayson Adair ..............    31      President of the Company

Harold Blumenstein (3) .......    61      General Partner, Paragon Properties
                                           Company

James Grosfeld (1)(2)(3) .....    63      Private Investor

James E. Meeks ...............    51      Executive Vice President and Chief
                                           Operating Officer of the Company

Marvin L. Schmidt ............    56      Retired Senior Vice President of
                                           Corporate Development of the Company

Jonathan Vannini (1)(2)(3) ...    38      Private Investor

----------
(1)   Member of the Compensation Committee.
(2)   Member of the Stock Option Grant Committee.
(3) Member of the Audit Committee. All audit committee members are independent nonexecutive directors who possess a basic understanding of finance and accounting and are able to read and understand fundamental financial statements.

      WILLIS J. JOHNSON, co-founder of the Company, has served as Chief Executive Officer of the Company since 1986, and has been a Board member since 1982. Mr. Johnson served as President of the Company from 1986 until May 1995. Mr. Johnson was an officer and director of U-Pull-It, Inc. ("UPI"), a self-service auto dismantler which he co-founded in 1982, from 1982 through September 1994. Mr. Johnson sold his entire interest in UPI in September 1994. Mr. Johnson has over 28 years of experience in owning and operating auto dismantling companies.

      A. JAYSON ADAIR has served as President of the Company since October 1996 and as a director since September 1992. From April 1995 until October 1996, Mr. Adair served as Executive Vice President. From August 1990 until April 1995, Mr. Adair served as Vice President of Sales and Operations and from June 1989 to August 1990, Mr. Adair served as the Company's Manager of Operations. Mr. Adair was elected as a director of Keystone Automotive Industries, Inc. in August 2000.

      HAROLD BLUMENSTEIN has served as a director of the Company since March 1994. Mr. Blumenstein is a general partner of Paragon Properties Company, a real estate development, investment and management company, where he has been employed since January 1971. Mr. Blumenstein holds a B.A. in Economics and Accounting from Wayne State University.

      JAMES GROSFELD has served as a director since November 1993. From November 1993 until November 1994, Mr. Grosfeld also served as Chairman of the Board of the Company. Mr. Grosfeld is a director of Blackrock Inc., a public diversified investment management company.

      JAMES E. MEEKS has served as Vice President and Chief Operating Officer of the Company since September 1992 when he joined the Company concurrent with the Company's purchase of South Bay Salvage Pool (the "San Martin Operation"). Mr. Meeks has served as Executive Vice President and Director since October 1996 and as Senior Vice President since April 1995. From April 1986 to September 1992, Mr. Meeks, together with his family, owned and operated the San Martin Operation. Mr. Meeks is also an officer, director and part owner of Cas & Meeks, Inc., a towing and subhauling service company, which he has operated since 1991. Mr. Meeks has also been an officer and director of E & H Dismantlers, a self-service auto dismantler, since 1967. Mr. Meeks has over 33 years of experience in the vehicle dismantling business.

      MARVIN L. SCHMIDT has served as a director since July 1993. Mr. Schmidt retired as Senior Vice President of Corporate Development of the Company on January 1, 1999. Mr. Schmidt served as Vice President of the Company's Western Region from July 1993, when he joined the Company concurrent with the Company's acquisition of County Salvage, Inc., until May 1995, when he became Senior Vice President of Corporate Development. From January 1989 until July 1993, Mr. Schmidt owned and operated County Salvage, Inc. in Los Angeles. Mr. Schmidt has over 26 years of experience as an owner and operator of auto dismantling and parts businesses.

      JONATHAN VANNINI has served as a director of the Company since February 1993. Mr. Vannini was a general partner at HPB Associates, an investment partnership, and was employed by HPB Associates from August 1987 until March 1996. Mr. Vannini was a private investor in Atlas Partners, L.P., an investment partnership, from March 1996 until March 1998. Mr. Vannini is currently a director of Coastcast Corporation. Mr. Vannini holds a B.A. in Economics from the University of California, Los Angeles and an M.B.A. from Columbia University.

      There are no family relationships among any of the directors or executive officers of the Company, except that A. Jayson Adair is the son-in-law of Willis
J. Johnson.

      In 1990, the Commodity Futures Trading Commission ("CFTC") brought a civil action against MultiVest Options, Inc. ("MOI") alleging various violations of the Commodity Exchange Act ("CEA") and certain rules and regulations of the CFTC. Mr. Grosfeld was the principal stockholder of the ultimate parent corporation of MOI, but, according to Mr. Grosfeld, was never an officer or director of MOI and did not participate in the day-to-day conduct of its business. Without admitting or denying the allegations of the CFTC complaint, MOI consented to the entry of a permanent injunction and appointment of a receiver. MOI discontinued its business operations in 1990. Mr. Grosfeld was not specifically named in the CFTC proceeding or in the injunction related thereto. Subsequently, in 1990 certain individuals who had previously purchased and sold commodity options through MOI brought a class action lawsuit against the parent and affiliated companies of MOI and Mr. Grosfeld alleging that the defendants, among other things, violated the antifraud provisions of the CEA and asserting other federal and state law claims. Mr. Grosfeld denied the allegations contained in the action and maintained that the litigation was without merit. On March 31, 1997, the court approved a settlement of the action and the lawsuit was dismissed.

Section 16(a)  Beneficial Ownership Reporting Compliance

      Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's directors and officers, and persons who own more than ten percent of a registered class of the Company's equity securities to file with the SEC initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Officers, directors and greater-than-ten percent shareholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) reports they file.

      Based solely upon a review of the copies of such reports furnished to the Company and written representations from such officers, directors and greater than ten percent shareholders that no other reports were required to be made, the Company believes that there was full compliance for the fiscal year ended July 31, 2000 with all Section 16(a) filing requirements applicable to the Company's officers, directors and greater-than-ten percent shareholders.

Board Committees and Meetings

      During the fiscal year ended July 31, 2000, the Board of Directors held seven (7) meetings. As of July 31, 2000, the Company had three standing
Committees: an Audit Committee, Stock Option Grant Committee and a Compensation Committee. The Company has no nominating committee or any committee performing similar functions.

      The Audit Committee is primarily responsible for approving the services performed by the Company's independent auditors, reviewing financial statements of the Company, and reviewing reports of the Company's accounting practices and systems of internal accounting controls. The Audit Committee currently consists of Directors Blumenstein, Vannini and Grosfeld. The Audit Committee held three
(3) meetings during the last fiscal year.

      The Stock Option Grant Committee is responsible for the administration of the Company's 1992 Stock Option Plan. The Compensation Committee is generally responsible for, among other things, reviewing and approving the Company's compensation policies and setting the compensation levels for those Company executive officers and senior managers reporting directly to the Company's President whose compensation is not otherwise established pursuant to employment agreements reviewed or approved by the Board of Directors. The Compensation Committee and Stock Option Grant Committee consist of Directors Johnson, Grosfeld and Vannini. The Compensation Committee held two (2) meetings and the Stock Option Grant Committee held one (1) meeting during the last fiscal year.

      During the last fiscal year, no director attended fewer than 75% of the aggregate number of meetings of the Board of Directors and meetings of Committees of the Board on which he serves that were held during the period for which he has been a member.

                               SECURITY OWNERSHIP

      The following table sets forth certain information known to the Company regarding the ownership of the Company's Common Stock as of the Record Date for
(i) each Director and nominee for director, (ii) all persons known by the Company to be beneficial owners of five percent or more of the Company's Common Stock, (iii) any other Named Officers (as said term is defined hereinafter in "Executive Compensation - Summary of Cash and Certain Other Compensation") and
(iv) all executive officers and Directors of the Company as a group. Unless otherwise indicated, each of the shareholders has sole voting and investment power with respect to the shares beneficially owned, subject to community property laws where applicable, except as otherwise indicated.

Five Percent Shareholders,                                     Number                Percent of Total
Directors and Executive Officers (1)                         of Shares              Shares Outstanding
------------------------------------                         ---------              ------------------
Blum Capital Partners, L.P. (2) ........................     4,883,840                    8.95%
  909 Montgomery Street, Suite 400
  San Francisco, CA  94133

Willis J. Johnson (3) ..................................    10,550,611                   19.27%

James Grosfeld .........................................     4,520,000                    8.29%

A. Jayson Adair (4) ....................................       608,571                    1.10%

James E. Meeks (5) .....................................       287,153                        *

Marvin L. Schmidt (6) ..................................     1,236,900                    2.26%

Paul A. Styer (7) ......................................       266,424                        *

Harold Blumenstein (8) .................................       586,134                    1.07%

Jonathan Vannini (9) ...................................        16,334                        *

Wayne R. Hilty (10) ....................................        47,561                        *

All directors and executive officers as a group
  (nine persons) (11) ..................................    18,119,778                   32.40%

----------
* Represents less than 1% of the outstanding Common Stock.
(1) Unless otherwise set forth, the mailing address for each of the persons listed in this table is: c/o Copart, Inc., 5500 E. Second Street, Benicia, CA 94510.
(2) Represents shares reported in a Schedule 13F filed by Blum Capital Partners, L.P. with the SEC and reflects stock held as of June 30, 2000. The Company has not attempted to verify independently any of the information contained in the Schedule 13F.
(3) Includes 206,667 shares of Common Stock subject to options exercisable within 60 days of the Record Date.
(4) Includes 577,349 shares of Common Stock subject to options exercisable within 60 days of the Record Date.
(5) Includes 132,669 shares of Common Stock subject to options exercisable within 60 days of the Record Date.
(6) Includes 168,600 shares of Common Stock subject to options exercisable within 60 days of the Record Date.
(7) Includes 214,668 shares of Common Stock subject to options exercisable within 60 days of the Record Date.
(8) Includes 22,334 shares of Common Stock subject to options exercisable within 60 days of the Record Date.
(9) Includes 16,334 shares of Common Stock subject to options exercisable within 60 days of the Record Date.
(10) Includes 39,333 shares of Common Stock subject to options exercisable within 60 days of the Record Date.
(11) Includes 1,377,954 shares of Common Stock subject to options exercisable within 60 days of the Record Date.

                             EXECUTIVE COMPENSATION

Directors' Compensation

      Non-employee Directors are reimbursed for expenses incurred in attending Board and Committee meetings. During fiscal year 2000, all non-employee Directors received quarterly compensation of $5,000.

      Each non-employee Director is also eligible to receive periodic option grants for shares of the Company's Common Stock pursuant to the automatic option grant program in effect under the Company's 1994 Director Stock Option Plan (the "Director Plan"). Mr. Grosfeld has waived all rights to receive automatic option grants under the Director Plan.

Summary of Cash and Certain Other Compensation

      The following table provides certain summary information concerning the compensation earned for services rendered in all capacities to the Company and its subsidiaries during each of the last three fiscal years, by the Company's Chief Executive Officer and each of the Company's other four most highly compensated executive officers. The individuals whose compensation is disclosed in the following table are hereafter referred to as the "Named Officers".

                           SUMMARY COMPENSATION TABLE


                                                                                              Long Term
                                                                                         Compensation Awards
                                                                  Annual             --------------------------
                                                               Compensation           Securities
Name and                                                 -----------------------      Underlying   All Other
Principal                                    Fiscal        Salary       Bonus          Options    Compensation
Position                                      Year           ($)         ($)             (#)           ($)
---------                                    ------      ----------  -----------     ------------ -------------
Willis J. Johnson .........................   2000         350,000      150,000              --     36,432 (1)
Chief Executive Officer ...................   1999         350,000      150,000              --     26,576 (2)
 ...........................................   1998         311,538      150,000         400,000     21,220 (3)

A. Jayson Adair ...........................   2000         225,000       75,000         250,000     15,317 (4)
President .................................   1999         225,000       75,000         400,000     15,317 (4)
 ...........................................   1998         192,115       95,000         200,000     13,333 (4)

James E. Meeks ............................   2000         185,000       50,000         100,000     11,786 (4)
Executive Vice President ..................   1999         185,000       50,000              --     11,786 (4)
Chief Operating Officer ...................   1998         171,346       60,000         120,000     38,644 (5)

Paul A. Styer .............................   2000         170,000       30,000          20,000      6,000 (6)
Senior Vice President, General ............   1999         170,000       30,000              --      6,000 (6)
Counsel, Secretary ........................   1998         171,346       20,000          80,000      6,000 (6)

Wayne R. Hilty ............................   2000         164,616       30,000          20,000      3,600 (4)
Senior Vice President .....................   1999         155,000       30,000          40,000      3,600 (4)
Chief Financial Officer ...................   1998         146,000       10,000          40,000      3,600 (6)

----------
(1) Comprised of premiums on life insurance policies payable to beneficiaries designated by Mr. Johnson in the amount of $21,132 and value to Mr. Johnson of use of Company automobiles of $15,300.
(2) Comprised of premiums on life insurance policies payable to beneficiaries designated by Mr. Johnson in the amount of $11,638 and value to Mr. Johnson of use of Company automobiles of $14,938.
(3) Comprised of premiums on life insurance policies payable to beneficiaries designated by Mr. Johnson in the amount of $10,539 and value to Mr. Johnson of use of Company automobiles of $10,681.
(4)   Comprised of value of use of Company automobile.
(5) Comprised of forgiveness of debt in the amount of $31,500 and value to Mr. Meeks of use of Company automobiles of $7,144.
(6)   Comprised of automobile expense allowance.

Option Grants

      The following table provides information with respect to the stock option grants made during the 2000 fiscal year under the Company's 1992 Stock Option Plan (the "Option Plan") to the Named Officers. No stock appreciation rights were granted to any of the Named Officers during fiscal 2000.

                        OPTION GRANTS IN LAST FISCAL YEAR

                                                Individual Grants
                              ----------------------------------------------------
                                            % of Total                             Potential Realizable Value
                               Number of      Options                                at Assumed Annual Rates
                              Securities    Granted to                             of Stock Price Appreciation
                              Underlying     Employees      Exercise                     Over Option Term
                                Options      in Fiscal        Price    Expiration  ---------------------------
        Name                Granted (#)(1)   Year (2)     ($/Share)(3)    Date        5%($)(4)       10%($)(4)
        -----               -------------   ----------     ----------  ----------    ---------       ---------
Willis J. Johnson .......              --           --             --          --           --              --
A. Jayson Adair .........         250,000        42.37          16.67     3/15/10    2,620,604       6,641,125
James E. Meeks ..........         100,000        16.95          16.67     3/15/10    1,048,242       2,656,450
Paul A. Styer ...........          20,000         3.39          16.67     3/15/10      209,648         531,290
Wayne R. Hilty ..........          20,000         3.39          16.67     3/15/10      209,648         531,290

----------
(1) Each option was granted under the Option Plan and will become exercisable for the option shares in installments over the optionee's period of service with the Company. Options vest over a five-year period at a rate of 20% per year. Each option has a maximum term of ten years, subject to earlier termination in the event of the optionee's cessation of employment with the Company.
(2) Based upon options to purchase an aggregate of 590,000 shares granted by the Company to employees and directors during fiscal 2000.
(3) The exercise price may be paid in cash, in shares of the Company's Common Stock valued at fair market value on the exercise date or through a cashless exercise procedure involving a same-day sale of the purchased shares. The Company may also finance the option exercise by loaning the optionee sufficient funds to pay the exercise price for the purchased shares and the Federal and state income tax liability incurred by the optionee in connection with such exercise. The exercise price of all option grants was determined by the fair market value of the Company's common stock as quoted on the Nasdaq National Market System on the date of grant.
(4) The 5% and 10% assumed annual rates of compounded stock price appreciation are mandated by the rules of the Securities Exchange Commission and do not represent the Company's estimate or projection of future Common Stock prices. There is no assurance provided to any executive officer or any other holder of the Company's Common Stock that the actual stock price appreciation over the option term will be at the assumed 5% or 10% levels or at any other specific level. Assuming the specified rates of annual compounding, the total appreciation during the term of such options results in an increase of 62.9% (at 5% per year) and 159.4% (at 10% per year).

Option Exercise and Year-end Holdings

      The following table sets forth information concerning exercises of options during fiscal 2000 and the value of unexercised options held as of the end of the 2000 fiscal year by the Named Officers.

               AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND
                          FISCAL YEAR-END OPTION VALUES

                                                                                                        Value of Unexercised
                                                          Number of Securities Underlying                   In-The-Money
                                 Shares         Value   Unexercised Options at Fiscal Year End      Options At Fiscal Year-End(2)
                               Acquired On    Realized  --------------------------------------   -----------------------------------
       Name                   Exercise (#)     ($)(1)      Exercisable       Unexercisable       Exercisable ($)   Unexercisable ($)
       ----                   ------------    --------     -----------       -------------       ---------------   -----------------
Willis J. Johnson .........            --            --        180,000            220,000            1,598,400          1,953,600
A. Jayson Adair ...........            --            --        532,000            648,000            4,788,721          2,913,559
James E. Meeks ............       250,000     3,732,500        119,333            180,667            1,224,496            665,504
Paul A. Styer .............            --            --        202,667             71,333            1,971,910            464,490
Wayne R. Hilty ............            --            --         34,000             66,000              291,086            372,514

----------
(1) Represents the fair market value of underlying securities on the date of exercise, minus the exercise price.
(2) Represents the fair market value of underlying securities at fiscal year end (for in-the-money options only) minus the exercise price. The closing price for the Company's Common Stock at fiscal year end as quoted on the Nasdaq National Market System was $13.25.

Employment Benefits

      Mr. Johnson is entitled to participate in the Company's benefit plans and is entitled to four weeks paid vacation per year, use of Company automobiles, and a $1 million life insurance policy with the beneficiary being designated by Mr. Johnson.

Compensation Committee Report on Executive Compensation

      The Compensation Committee of the Board of Directors has general responsibility for establishing the compensation payable to the Company's executive officers and other key executives. The Company's Stock Option Plan Committee has the sole and exclusive authority to administer the Company's 1992 Stock Option Plan under which grants may be made to such individuals. While the Compensation Committee has responsibility for establishing the level of compensation payable to the Company's executive officers, the decisions reached by the Committee with respect to the compensation paid to them for the 2000 fiscal year were to a substantial extent similar to the terms and requirements of employment agreements that have since terminated.

      This report is divided into two parts. Part One is a brief description of the compensation arrangements in effect for the 2000 fiscal year for the Executive Officers of the Company, including the Named Officers in the Summary Compensation Table. Part Two is a discussion of the factors which governed the compensation payable to the Chief Executive Officer for the 2000 fiscal year.

                 PART ONE -- EXISTING COMPENSATION ARRANGEMENTS

      The compensation arrangements for fiscal 2000 with the Company's executive officers were negotiated directly between the Company and such individuals. The Compensation Committee believes that the salaries and benefits under the current or former employment agreements with the Company's executive officers are commensurate with the Company's financial performance to date. During fiscal 1998, the employment agreement between the Company and the Chief Executive Officer expired and such person is now employed on an "at-will" basis. During fiscal 2000, the base annual salaries of Willis J. Johnson, A. Jayson Adair, James E. Meeks, Paul A. Styer, and Wayne R. Hilty were $350,000, $225,000, $185,000, $170,000, and $165,000, respectively. The Compensation Committee intends to review these salary levels on a regular basis and to make such adjustments to them as it sees fit based on the performance of the Company and the employee.

      The Stock Option Committee awarded stock options to executive officers in order to align the long-term interests of the executive officers with those of the shareholders as specified in the Option Grant table. The Committee awarded stock option grants to the Named Officers and other key management employees based upon the improved financial performance of the Company.

                          PART TWO -- CEO COMPENSATION

      Willis J. Johnson, the co-founder of the Company, served as President and Chief Executive Officer from 1986 until May 1995, and has served as CEO since May 1995. Based upon the Company's performance during fiscal year 2000, the Compensation Committee increased Mr. Johnson's base salary to $400,000 effective August 18, 2000.

      The Compensation Committee believes that the salary and benefits paid to Mr. Johnson during fiscal 2000 are commensurate with the Company's financial performance, based upon the growth of the Company's operating profit and net income. Any bonus compensation recommended by the Compensation Committee to be payable to Mr. Johnson in future years will be based upon Company growth and financial performance, and subject to approval by the Board of Directors, excluding Mr. Johnson.

      Tax Limitation. As a result of federal tax legislation, a publicly-held company such as the Company will not be allowed a federal income tax deduction for compensation paid to certain executive officers, to the extent that compensation exceeds $1 million per officer in any fiscal year. The Company presently intends to structure its future compensation packages in a manner to comply with the $1 million compensation cap.

                             Compensation Committee

         Willis J. Johnson      James Grosfeld          Jonathan Vannini

                             Stock Option Committee

         Willis J. Johnson      James Grosfeld          Jonathan Vannini

                                Performance Graph

      The following graph shows a comparison of the cumulative total shareholder returns for the Company, the NASDAQ Stock Market - US Companies Index and NASDAQ, American Stock Exchange, and New York Stock Exchange SIC Peer Group 5010-5019 Index (Motor Vehicle and Automotive Equipment) for the period of August 1, 1995 through July 31, 2000.

                    Comparison of Cumulative Total Return(*)
                               Copart, Inc. (CPRT)
 Among NASDAQ Stock Market - US Companies Index NASDAQ Stock Market and American
   Stock Exchange and New York Stock Exchange SIC Peer Group 5010-1019 Index

  [The following table was depicted as a line chart in the printed material.]

                                                       NASDAQ Stock
               Copart, Inc.        Peer Group          Market (U.S.)
               ------------        ----------          -------------
7/1995             100                100                   100
7/1996              78                109                   111
7/1997              87                130                   161
7/1998             104                140                   189
7/1999             233                130                   270
7/2000             258                 89                   385

* Assumes $100 invested on 8/1/95 in stock or index and including the reinvestment of all dividends. Fiscal years ending July 31.

      Notwithstanding anything to the contrary set forth in any of the Company's previous filings under the Securities Exchange Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, which might incorporate future filings made by the Company under those statues, the preceding Compensation Committee Report on Executive Compensation and Performance Graph are not incorporated by reference into any of those previous filings; nor is such report or graph to be incorporated by reference into any future filings which the Company may make under those statues.

Compensation Committee Interlocks and Insider Participation

      The members of the Compensation Committee are Willis J. Johnson, James Grosfeld and Jonathan Vannini. Except for Willis J. Johnson, who serves as the Company's Chief Executive Officer, none of these individuals was at any time during the fiscal year ended July 31, 2000 or at any other time an officer or employee of the Company.

      No executive officer of the Company serves as a member of the board of directors or compensation committee of any entity which has one or more executive officers serving as a member of the Company's Board of Directors or Compensation Committee.

                              CERTAIN TRANSACTIONS

      The Company employs in various positions Bonnie Randall and Diane Yassa, the sister of the Company's Chief Executive Officer and daughter of the Company's Chief Operating Officer, respectively. In fiscal 2000, Mrs. Randall and Mrs. Yassa received a total of $71,154 and $82,769 of cash compensation, respectively. In addition, in fiscal 2000 Mrs. Yassa was granted options to purchase 5,000 shares of the Company's Common Stock at an exercise price of $16.68 per share. The Company believes that the terms of each such individual's employment, including their cash compensation and option grants, are commensurate with other employees in comparable positions. The exercise price of the options granted was at the fair market value of the Company's Common Stock on the date of grant.

      James E. Meeks, an executive officer of the Company, owns an interest in Cas & Meeks, Inc., a private towing service, which supplied approximately $614,300 in transport services to the Company in fiscal 2000. The Company believes that these services were provided on terms no less favorable to the Company than could be obtained from unaffiliated third parties. On October 20, 1995, the Company loaned Mr. Meeks the sum of $95,000 bearing interest at 8% per annum, payable in annual installments of $23,750, with the balance payable at the end of four years. The loan was made to assist Mr. Meeks in re-locating his personal residence closer to the Company's corporate headquarters. The October 20, 1996 payment of $31,500 (principal and accrued interest) was forgiven by the Company and accounted for as additional compensation expense. The October 20, 1997 payment of $31,500 (principal and accrued interest) was forgiven by the Company and accounted for as additional compensation expense.

      Willis J. and Reba J. Johnson are the owners of the real property and improvements of the Fresno, California facility and lease said premises to the Company for current monthly lease payments of $11,897 under a lease dated August 1, 1992, which expires, with inclusion of all extension options, in July 2004, and contains a provision whereby the Company has an option to purchase the real property and improvements. Total payments under this lease aggregated $132,000 in fiscal 2000. The Company believes that the terms of this lease are no less favorable to the Company than could be obtained from unaffiliated third parties.

      Under the terms of a lease agreement effective July 1, 1993 between the Schmidt Family Trust dated September 29, 1982 (the "Schmidt Trust") and the Company, the Company leases property in the Los Angeles, California, area from the Schmidt Trust (the "Los Angeles Lease"). The current term of the Los Angeles Lease expires June 30, 2003, with an option to extend the lease for an additional five-year term. Total payments under this lease aggregated $59,420 in fiscal 2000. Marvin L. Schmidt, a Director, is a beneficiary of the Schmidt Trust.

              PROPOSAL TWO -- RATIFICATION OF INDEPENDENT AUDITORS

      The Company is asking the shareholders to ratify the selection of KPMG LLP as the Company's independent auditors for the fiscal year ending July 31, 2001.

      In the event the shareholders fail to ratify the appointment, the Board of Directors will reconsider its selection. Approval of the appointment of KPMG LLP requires the affirmative vote of a majority of the shares present at the Annual Meeting in person or by proxy and entitled to vote as of the Record Date. Even if the selection of independent auditors is ratified by the Company's shareholders, the Board in its discretion may direct the appointment of a different independent accounting firm at any time during the year if the Board feels that such a change would be in the best interests of the Company and its shareholders.

      KPMG LLP have been the Company's independent auditors since their appointment in July 31, 1994 and have been recommended to the shareholders for ratification as auditors for the year ending July 31, 2001 by the Company's Board of Directors. A representative of KPMG LLP is expected to be present at the Annual Meeting, will have the opportunity to make a statement if he or she desires to do so, and will be available to respond to appropriate questions.

      The Board of Directors recommends that the shareholders vote FOR the ratification of the selection of KPMG LLP to serve as the Company's independent auditors for the fiscal year ending July 31, 2001.

                                  OTHER MATTERS

      The Company knows of no other matters to be submitted to the meeting. If any other matters properly come before the meeting, it is the intention of the persons named in the enclosed form of Proxy to vote the shares they represent as the Board of Directors may recommend. Discretionary authority with respect to such other matters is granted by the execution of the enclosed Proxy.

                                                 FOR THE BOARD OF DIRECTORS
                                                 COPART, INC.


                                                 By: /s/ Paul A. Styer
                                                    --------------------------
                                                 Paul A. Styer, Secretary

Dated: October 31, 2000

                   Site of the 2000 Annual Shareholder Meeting

Directions to: Copart Salvage Auto Auctions
               5500 E. Second Street
               Benicia, California  94510

From:          San Francisco Airport

      Exit the airport on Highway 101 Northbound toward San Francisco. As you enter San Francisco follow the signs directing you towards the Bay Bridge. This is Interstate 80 Eastbound. Follow Interstate 80 over the Bay Bridge and continue Eastbound on Interstate 80. When you reach the other side of the Bay Bridge stay in the left lanes. Follow Interstate 80 approximately 15 miles to the Carquinez Bridge. After crossing the Carquinez Bridge, exit onto Interstate 780 towards Benicia. Follow 780 approximately 7 miles, get in the left lane and make a left turn onto 680 Eastbound towards Sacramento. The second exit is Lake Herman Rd. Turn left over freeway and make the first left turn onto East Second, then go to the first building on the left at 5500 E. Second Street.

                                     PROXY

                                  COPART, INC.

                 Proxy for 2000 Annual Meeting of Shareholders
                                December 5, 2000

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned shareholder of Copart, Inc. (the "Company") hereby revokes all previous proxies and appoints Willis J. Johnson or Paul A. Styer or either of them, with full power of substitution, as the proxy of the undersigned to vote and otherwise represent all of the shares registered in the name of the undersigned at the 2000 Annual Meeting of Shareholders of the Company to be held on Tuesday, December 5, 2000, at 9:00 a.m., at the Company's corporate headquarters located at 5500 E. Second Street, Second Floor, Benicia, California, and any adjournment thereof, with the same effect as if the undersigned were present and voting such shares on the following matters and in the following manner set forth on the reverse side.

-----------                                                          -----------
SEE REVERSE        CONTINUED AND TO BE SIGNED ON REVERSE SIDE        SEE REVERSE
   SIDE                                                                 SIDE
-----------                                                          -----------

    Please Mark
|X| votes as in
    this example.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE SPECIFICATIONS MADE IF NO SPECIFICATION IS MADE. THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED FOR EACH OF THE PERSONS AND PROPOSALS BELOW, AND FOR SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING AS THE PROXYHOLDERS DEEM ADVISABLE.

1. Election of Directors
   Nominees: (01) Willis J. Johnson, (02) A. Jayson Adair,
   (03) James E. Meeks, (04) Marvin L. Schmidt,
   (05) James Grosfeld, (06) Harold Blumenstein, (07) Jonathan Vannini

          FOR                WITHHELD
          ALL                FROM ALL
       NOMINEES |_|      |_| NOMINEES

|_| ______________________________________
    For all nominees except as noted above

2. Ratification of KPMG LLP as independent             FOR    AGAINST    ABSTAIN
   auditors for the Company for the                    |_|      |_|        |_|
   current fiscal year ending July 31, 2001

                                 MARK HERE IF YOU PLAN TO ATTEND THE MEETING |_|

                               MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT |_|

TO ENSURE YOUR REPRESENTATION AT THE ANNUAL MEETING, PLEASE MARK, SIGN AND DATE THIS PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE.

Sign exactly as your name(s) appears on your stock certificate. A corporation is requested to sign its name by its President or other authorized officer, with the office held designated. Executors, administrators, trustees, etc. are requested to so indicate when signing. If stock is registered in two names, both should sign.

Signature: _______________ Date: _______ Signature: _______________ Date: ______